Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 333-49369, 333-81405, 333-74894, 333-102141, 333-102142, 333-118122, 333-138453, 333-138454, 333-143219, 333-159284, and 333-159483) of RadioShack Corporation of our report dated February 22, 2011, except with respect to our opinion on the consolidated financial statements insofar as it relates to the segment presentation in Note 16, the accounting for discontinued operations and related disclosures in Note 18, and the condensed consolidating financial information in Note 19, as to which the date is September 27, 2011, relating to the financial statements, and the effectiveness of internal control over financial reporting, which appears in RadioShack Corporation’s Current Report on Form 8-K dated September 27, 2011.

/s/ PricewaterhouseCoopers LLP

Fort Worth, TX
September 27, 2011